

实用新型专利证书

实用新型名称：罗布麻毛巾被

设计人：赵敏

专利号：ZL 2004 2 0029465 1

专利申请日：2004年8月5日

专利权人：天津市天益华泰科技发展有限公司

授权公告日：2005年8月17日

证书号 第719191号

本实用新型经过本局依照中华人民共和国专利法进行初步审查，决定授予专利权，颁发本证书并在专利登记簿上予以登记。专利权自授权公告之日起生效。

本专利的专利权期限为十年，自申请日起算。专利权人应当依照专利法及其实施细则规定缴纳年费。缴纳本专利年费的期限是每年8月5日前一个月内。未按照规定缴纳年费的，专利权自应当缴纳年费期满之日起终止。

专利证书记载专利权登记时的法律状况。专利权的转移、质押、无效、终止、恢复和专利权人的姓名或名称、国籍、地址变更等事项记载在专利登记簿上。

专利号

局长 田力普

2005年8月17日

第1页(共1页)

Utility Model Patent Certificate for Apocynum Cotton Terry Blanket

The No. of this patent is ZL 2004 2 0029465. 1;
Filing date: August.5,2004;
Promulgation Date: August. 17,2005.
The patent is owned by Tianjin Tenet Health Technological Development Co., Ltd.
Its designer is Zhao Min.
The patent name is Apocynum Cotton Terry Blanket.

Certificate Number: 719191

State Intellectual Property Office (SIPO) of P.R.C, after giving it an initial examination under Patent Law of P. R. C, decided to grant a patent for this utility model: and issue this certificate for the utility model. This certificate has been registered in the patent accession book. This patent will be valid since the authorization date.

The duration of patent right for this utility model shall be ten years, counted from the date of filing. The patentee sha1l pay an annual fee beginning with the year in which the patent right was granted. It shall be paid within one month before August.5. The patent right shall cease where an annual fee is not paid as prescribed.

The certificate records the legal status during filing, and the patent accession books records the transfer, pledge, invalidation, cessation, restoration, and the name, nationality and address.

Signed by the President of SIPO